CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 28, 2025, relating to the financial statements and financial highlights of Channing Intrinsic Value Small-Cap Fund, a series of Valued Advisers Trust, which are included in Form N-CSR for the year ended January 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

May 28, 2025

1